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                                                                    EXHIBIT 99.1

PRESS RELEASE

                                                   FOR MORE INFORMATION CONTACT:
PROSPERITY BANCSHARES, INC.                          Prosperity Bancshares, Inc.
3040 Post Oak Boulevard                                           David Hollaway
Houston, Texas 77056                                     Chief Financial Officer
                                                                    979.543.2200
                                               davidhollaway@firstprosperity.com


FOR IMMEDIATE RELEASE


                           PROSPERITY BANCSHARES, INC.
                         AND COMMERCIAL BANCSHARES, INC.
                            ANNOUNCE MERGER AGREEMENT


HOUSTON, November 8, 2000. Prosperity Bancshares, Inc. (Nasdaq: PRSP) and Commercial Bancshares, Inc., Houston, Texas (Commercial) announced today that they have signed a definitive merger agreement pursuant to which Commercial, will be merged into Prosperity. The transaction solidifies Prosperity's presence in the Houston metropolitan market, and is a logical extension of Prosperity's geographic franchise across Southeast Texas.

Commercial is privately held and is the bank holding company of Heritage Bank, which operates a total of eleven (11) banking offices; seven (7) (with the eighth scheduled to open in early 2001) in metropolitan Houston and four (4) in the nearby Southeast Texas cities of Cleveland, Liberty, Magnolia, and Wharton. As of September 30, 2000, Commercial had total assets of $428 million, loans of $155 million, deposits of $385 million and shareholders' equity of $26.9 million.

Under terms of the agreement, Prosperity will issue 2.8 million shares of its common stock for all outstanding shares of Commercial, and 14,000 shares for all outstanding options to acquire Commercial common stock, subject to adjustment if the average price of its common stock during the period of ten trading days prior to receipt of approval of the transaction from the Federal Reserve Board is less than $16.00 per share. All outstanding options to purchase Commercial common stock will be converted to Prosperity options with appropriate adjustments. Based on the closing price of Prosperity's stock on Tuesday, November 7, the transaction values Commercial at $53.3 million.

The merger, which is expected to be tax-free to Commercial shareholders, will be accounted for as a pooling of interests and has been approved by the Boards of Directors of both companies. The transaction is expected to close before March 31, 2001 and is subject to the results of due diligence and approval by Commercial and Prosperity shareholders, as well as customary regulatory approvals. Operational integration is anticipated to occur prior to the end of the second quarter of 2001.

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Prosperity expects that the result of the merger will be accretive to earnings one year after operational integration. This estimate does not consider any anticipated revenue enhancements that may be realized from the merger.

"This merger continues our string of material acquisitions and the combination will create a $1.1 billion regional community bank with market capitalization of approximately $150 million. It significantly increases our asset base in metropolitan Houston - one of the fastest growing metropolitan areas in the nation, and provides us with an opportunity to enhance our revenues and earnings over the next several years," commented Tracy T Rudolph, Chairman of the Board and Chief Executive Officer of Prosperity. Mr. Rudolph announced his planned retirement as Chairman and CEO to be effective early in 2001. David Zalman, current President of Prosperity, will take over the duties of CEO when Mr. Rudolph steps down.

Mr. Rudolph began his banking career, which encompasses over 38 years, at Texas National Bank which merged with National Bank of Commerce to form Texas Commerce Bank in 1963. Prior to 1983, when Mr. Rudolph formed Prosperity, he served as Chairman of the Board and Chief Executive Officer of South Main Bank and of Town & Country Bank.

"I am extremely pleased and proud of our past performance and have confidence that the qualified and experienced senior management team we have in place will be able to continue to build on our past success. David and I have built a team over the past fourteen years that is poised to lead our organization into the future. I know our shareholders are in good hands with our experienced management team and I look forward to continuing to serve as a director," commented Rudolph.

"Heritage Bank has a formidable presence in the fast growing Houston market. This merger is an excellent geographic fit with our existing franchise and will increase our ability to provide our style of people-to-people banking within the Houston market," commented Zalman.

"The combination of our organizations will further our strategic goals of maintaining consistently strong earnings growth by leveraging our product and service capabilities over an expanded customer base," added David Hollaway, Prosperity's Chief Financial Officer.

Ned Holmes, Chairman of the Board of Commerical, said, "This marriage is the right one for Commercial, as it provides significant value to our shareholders, our customers, our employees, and the communities we serve. Together, our combined organization will be able to offer our customers a broader and more sophisticated array of products and services, while continuing to provide the highest level of customer and community service." Holmes, who will be one of Prosperity's largest shareholders following the merger, will become Chairman of the Board of Prosperity upon closing.

Mr. Holmes, a Houston native, was President of Commercial from 1980 to 1986 when he became Chairman. In addition, he has been associated with a UK public company since 1980, currently serving as President and CEO of EF International, Inc. and Laing Properties, Inc. He is also Chairman and CEO of Parkway Investments and Bovis Homes, Inc. Since 1994, Mr. Holmes has served on the Board of Directors of Archstone Communities Trust (ASN).

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In addition to land development, construction and banking interests, Mr. Holmes has been very active in the economic development of the Houston metropolitan area. He served on The City of Houston Planning Commission from 1983 to 1988. He became a Commissioner of the Port of Houston Authority in 1987, and served as Chairman from 1988 to 2000 when he was elected Chairman Emeritus. In addition, he served as Chairman of the Greater Houston Partnership in 1999.

"Our charge will be to move quickly to integrate our organizations in order to take advantage of the vibrant Houston economy and strive to continue the financial performance Prosperity has been able to achieve in the past," added Mr. Holmes.

Tim Timanus, President and Chief Executive Officer of Commercial added, "We are excited and pleased to be joining forces with Prosperity. Local decision making, outstanding customer service and improved products and services make this merger a good fit for our customers, employees and shareholders. We look forward to joining the Prosperity team and building on their track record of customer focused products with local decision makers." Timanus will serve as Executive Vice President and Chief Operating Officer of Prosperity upon consummation of the merger.

Upon completion of the transaction, Prosperity will add Ned Holmes, Tim Timanus, Charles Davis and Virgil Pace as new Directors. Ned Holmes will become Chairman of the Board; David Zalman will remain as President and assume all CEO responsibilities; Tim Timanus will become Executive Vice President and COO; and David Hollaway, CPA will continue as CFO.

Prosperity will be hosting a conference call to discuss the merger at 10:00 a.m. CST on Thursday, November 9, 2000. You can listen to the live call at www.firstprosperity.com. To participate in this call, please dial 800-611-1148 at least 15 minutes prior to the start time.

Upon completion of operational integration, Prosperity will have twenty-nine
(29) banking centers in Houston and the surrounding counties with over $1.0 billion in deposits, approximately $396 million in loans and over $1.1 billion in assets.

Strategic Rationale and Economics

         o  Financially & strategically attractive
            o  Quality management team
            o  Increases pro forma capital
            o  Substantial accretion to tangible common equity ratio
            o  Increases pro forma loan loss reserves from 1.25% to 1.37%
            o  Market expansion opportunity for First Prosperity Bank
            o  Attractive core deposit franchise; provides platform for growth
            o  CBI loan to deposit ratio of 40.2%; low risk profile
            o  CBI efficiency ratio of 72% makes expense saves reasonable

         o  Transaction Details
            o  Share exchange ratio:      155.0 shares of PRSP to each CBI share
            o  Cost Savings:              16% of CBI expense base

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            o  Accounting Treatment:      Pooling of interests
            o  Expected closing:          1Q 2001
            o  Integration completion:    2Q 2001

         o  Valuation (using Prosperity's closing stock price on 11/7/00 of
            $18.94)
            o  Price/book:                 1.98x
            o  Price/tangible Book:        2.02x
            o  Price to 1999 earnings:    15.8x
            o  Price to 2000 est.
               earnings:                  19.0x
            o  Price to 2001 est.
               earnings:                  14.8x
            o  Price/assets               12.5x
            o  Deposit premium:            6.8%

Prosperity Bancshares, Inc., formed in 1983, is a bank holding company headquartered in Houston, Texas. Operating under a community banking philosophy, Prosperity seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of consumers and small and medium sized businesses. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at www.firstprosperity.com, Trust Services, MasterMoney Debit Cards, and 24 hour voice response banking. The bank currently operates eighteen (18) full service banking locations in the greater Houston metropolitan area and eleven (11) contiguous counties situated south and southwest of Houston. (Angleton, Bay City, Beeville, Clear Lake, Cuero, East Bernard, Edna, El Campo, Goliad, Hitchcock, Houston - Meyerland, Houston - Post Oak, Mathis, Needville, Palacios, Sweeny, Victoria, and West Columbia.)

                                       XXX

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS CONTAINED IN THIS RELEASE WHICH ARE NOT HISTORICAL FACTS CONTAIN FORWARD-LOOKING INFORMATION WITH RESPECT TO PLANS, PROJECTIONS OR FUTURE PERFORMANCE OF PROSPERITY BANCSHARES, INC. AND ITS SUBSIDIARIES. FORWARD-LOOKING STATEMENTS, WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, MAY HAVE BEEN MADE IN THIS DOCUMENT. PROSPERITY'S RESULTS MAY DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS FOR A VARIETY OF REASONS, INCLUDING ACTIONS OF COMPETITORS; CHANGES IN LAWS AND REGULATIONS (INCLUDING CHANGES IN GOVERNMENTAL INTERPRETATIONS OF REGULATIONS AND CHANGES IN ACCOUNTING STANDARDS); CUSTOMER AND CONSUMER DEMAND, INCLUDING CUSTOMER AND CONSUMER RESPONSE TO MARKETING; EFFECTIVENESS OF SPENDING, INVESTMENTS OR PROGRAMS; FLUCTUATIONS IN THE COST AND AVAILABILITY OF SUPPLY CHAIN RESOURCES; ECONOMIC CONDITIONS, INCLUDING CURRENCY RATE FLUCTUATIONS; AND WEATHER. THESE FACTORS ARE MORE FULLY DESCRIBED IN PROSPERITY BANCSHARES, INC.'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

COPIES OF PROSPERITY BANCSHARES, INC.'S SEC FILINGS MAY BE DOWNLOADED FROM THE INTERNET AT NO CHARGE FROM FREEEDGAR, A REAL-TIME ACCESS TO SEC FILINGS SITE LOCATED AT HTTP://WWW.FREEEDGAR.COM.

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